Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT #1
TO THE MASTER SERVICE AGREEMENT

THIS AMENDMENT (this “Amendment”) is made effective as of June 30, 2015, (the “Amendment Date”) by and between Comverse, Inc., ("Customer"); and Tech Mahindra Limited ("Service Provider"), to that certain Master Service Agreement entered into between Customer and Service Provider as of April 14, 2015 (the “Agreement”).  Terms not defined herein will have the meaning ascribed to them in the Agreement.

WHEREAS, the Parties intend to amend the Agreement to replace the mechanism providing reimbursement for the fully loaded costs of certain personnel with the pro-rata fee structure set out in the attached replacement version of Schedule 3 ("Schedule 3 Version Amendment 1"); and

WHEREAS, the Parties intend that Service Provider shall commit to retain and not terminate any Company Personnel located in Israel that are hired by or that transfer to Service Provider under the Agreement (the "Israel Transferred Personnel") for a period of at least 12 months from the date of hire or transfer (the "Retention Period"); and

WHEREAS, the Parties intend that the Israel Transferred Personnel who remain employed by Service Provider for the Retention Period will receive a one-time bonus as defined in Section 4.1.5 of the  Schedule 3,  at the end the Retention Period; and

WHEREAS, Customer agrees to increase Year 1 fees by [*] in exchange for Service Provider's commitment to retain the Israel Transferred Personnel for the Retention Period.

NOW THEREFORE, the Parties hereby agree as follows:

1.  Section 11.1 of the Agreement is hereby amended to delete the following language: ", including fully loaded costs for Customer Personnel following the Effective Date that have not been hired by or transferred to Service provider," from line 12 of Section 11.1.

2.  Schedule 3 is hereby superseded and replaced, in its entirety, by the attached Schedule 3 (Version Amendment 1).

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

Comverse, Inc.		Tech Mahindra Limited

By:	/s/ Philippe Tartavull	By:	/s/ Milind Pendse

Name:	Philippe Tartavull	Name:	Milind Pendse

Title:	CEO	Title:	Authorized Signatory

Date:	June 30, 2015	Date:	July 1, 2015

Schedule 3 (Version Amendment 1)

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SCHEDULE 3
(Version Amendment 1)

COMMERCIAL TERMS

TO

MASTER SERVICE AGREEMENT

BY AND BETWEEN

CUSTOMER

AND

SERVICE PROVIDER

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1.0. Definitions

Terms used in this Schedule with initial capital letters shall have the respective meanings set forth in this Schedule or, if not defined herein, shall have the respective meanings set forth in the Master Service Agreement, Schedule 1 to the Master Services Agreement or other Schedules to the Master Service Agreement. Unless otherwise specified, references to "Article" or "Section" refer to the applicable Article or Section of this Schedule.

2.0 Services

The "Services" means all the research and development, project delivery and deployment, support and maintenance and testing activities currently performed by Customer, which shall be separately identified in Statements of Work to be executed by the Parties.

3.0  Personnel

3.0.	This Section is subject to execution of Companion Agreements for the Reserved Countries.

3.1.
 For Customer Personnel subject to transfer collective redundancy regulations or other laws providing for consultation , Customer shall (to the extent that such steps have not been completed prior to the Effective Date) as soon as practicable following the Effective Date, and in connection with the outsourcing of the Services, enter into consultation with the Customer Personnel and their Representatives as necessary under local legislation and the terms of any applicable agreement or arrangement with a trade union, a works council or an employee representative body applicable to the transfer of employees and/or redundancies, whether on a collective or an individual basis.  The Service Provider shall provide Customer with such assistance as Customer may reasonably request in carrying out such consultation, including without limitation providing information and attending consultation meetings with Customer if requested.

3.2.
For Customer Personnel subject to regulations safeguarding the employee's rights in the event of transfer of undertakings, any Customer Personnel that do not object to transferring to the Service Provider shall transfer employment to Service Provider or its Affiliates in accordance with applicable law or shall be offered employment with Service Provider or its Affiliates.  The contracts of employment for such Customer Personnel shall have effect from the Relevant Transfer Date as if originally made between the Service Provider and such Customer Personnel.  Relevant Transfer Date means the date when an  Customer Personnel becomes an employee of Service Provider  If any Customer Personnel objects to transfer to the Service Provider, Customer will use reasonable endeavors to continue to employ such Customer Personnel during the transition period and to procure that they provide assistance in respect of the transition process.  If such Customer Personnel indicates that they wish to transfer to the Service Provider the Service Provider will accept that transfer on the same terms as though that employee transferred in accordance with this Agreement and Statement of Work.  All liability to pay wages, salaries, tax, and national insurance (or equivalent social security) contributions, and to pay or confer benefits to or in relation to the Customer Personnel will be discharged by Customer in respect of the period to the close of business on the day immediately prior to the Relevant Transfer Date and will be discharged by the Service Provider from the Relevant Transfer Date onwards.

3.3.
For all other Customer Personnel within the scope of Services, Service Provider will make an offer of employment containing a total compensation package (excluding stock options) that will be, at a minimum, the same or better in the aggregate than the total compensation package for the applicable individual as of the effective date of the Master Services Agreement and will comply with all applicable law.  The Customer Personnel within the scope of Services will commence employment with Service Provider or its Affiliates upon acceptance of such offer of employment and as agreed in the country specific addendums and/or statement of work, but no earlier than at a time that any requisite notice under applicable law has expired.  If any Customer Personnel rejects the offer of employment from the Service Provider, Customer will use reasonable endeavors to continue to employ such Customer Personnel during the transition

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period and to procure that they provide assistance in respect of the transition process.  The offer of employment shall remain open during such offer acceptance period.  All liability to pay wages, salaries, tax, and national insurance (or equivalent social security) contributions, and to pay or confer benefits to or in relation to the Customer Personnel will be discharged by Customer in respect of the period to the close of business on the day immediately prior to the Relevant Transfer Date and will be discharged by the Service Provider from the Relevant Transfer Date onwards.

3.4.
 Service Provider will be responsible for all employment claims (for both EU and non-EU personnel) related to the period of their employment after the personnel transfer date agreed upon by the parties except for payments which are accrued during the period of employment with Customer, but payable at a later date

[*]

4.Fees

4.1. The Fees for the Services, as per Contract Year, are given below in Table A, and will be pro-rated in accordance with Section 4.1.1 for 12 months and invoiced monthly in accordance with the invoicing provisions of the Master Services Agreement ("Base Fees") and Section 4.1.1..  The Base Fees provide for an average capacity model as set forth below, [*]. The annual Base Fees is a pro-rated commitment from Customer to Service Provider and will be reduced to reflect the capacity model ramp up as set forth in Section 4.1.1. The initial Contract Year shall commence June 1, 2015.

Capacity	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Average Man Years	[*]	[*]	[*]	[*]	[*]	[*]

Table A: Base Fees Table (in USD million)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Total
Gross	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Signing Amount	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Net	41.00	40.00	38.00	34.00	31.00	28.00	212.00

4.1.1           Both parties agree that the transfer of employees will happen over a period from June 2015 onwards and is subject to local, country based, employee transfer dynamics, and hence, work during this period will be on actual capacity made available by Service Provider whether through employee transfer and/or internal Service Provider ramp-up. Accordingly, billing will happen on a pro-rata basis, to reflect the actual capacity made available on a monthly basis to Customer.

4.1.2           Wherever required, both parties will execute Companion Agreements to reflect the pro-rata billing for Services. Pro-rata billing will be linked to capacity as per 4.1. [*].

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4.1.3           Subject to provisions of clause 4.1 above, Service Provider commits to pay a sign-on amount of [*], for transition assistance, payable in monthly installments based on actual capacity.  Customer will set-off these amount against the invoices.  [*].

4.1.4           Service Provider shall retain and not terminate any Israel Transferred Personnel during the Retention Period, subject to Section 7.7 of the Agreement..  The Year 1 Fee has been increased by [*] from [*] to [*] in exchange for Service Provider's agreement to continue to employ the Israel Transferred Personnel for 1 year following transfer.

4.1.5           Service Provider shall offer to and pay any Israel Transferred Personnel who remain employed by Service Provider during the retention period a one-time bonus which would include [*], (Retention Bonus).  Within [*] days prior to date of payment of the Retention Bonus, Service Provider shall invoice Customer for the amount of the Retention Bonus.  Such invoice shall show in reasonable detail the calculation of the portion of the Retention Bonus at least [*] days prior to the date Service Provider commits to remit such amount to the Israel Transferred Personnel.  Service Provider shall refund to Customer any portion of the Retention Bonus not actually paid to the Israel Transferred Personnel.

4.2. In case of decrease in work volume in any Contract Year, Customer will be allowed to carry forward Services of up-to [*] of pro-rated Base Fees for use in the next Contract Year; provided that quarterly volume cannot be reduced by more than [*] from the prior Contract Year annual Base Fees, less any pro-ration attributable to the ramp up as per capacity in 4.1. This roll-over services provision will lapse if such Services are not utilized by Customer within the successive Contract Year. For clarity, reduction in work volume does not mean reduction in monthly Fees to Service Provider, unless based on the pro-rated reduction in Base Fees applicable to the capacity model ramp up as set forth in Section 4.1.1 above or treated as a partial termination as discussed below. The roll-over service provision will be tracked by Service Provider and agreed with Customer on a monthly basis.

4.3. In case of increase in work volume, any additional Fees in any Contract Year will be allowed to offset revenue commitment in the subsequent Contract Years. Any increase in volume will be charged as per rate card set forth in Schedule 4 or any other mutually agreed manner.

4.4. In the case of any Customer product being taken out of market, which leads to a drop in spend by Customer, the Base Fees can be fulfilled by additional work as long as it is with the similar skill sets as covered in the Initial Statements of Work.

4.5. In case of revenue decline beyond [*] as given in Section 4.3 above, and Customer through the Governance process communicates a need for reduced Base Fees, Customer may reduce the scope of the Services and pay a pro-rata Termination Fee pursuant to Section 15.9 of the Master Services Agreement  and the Base Fees and committed volume will be reduced commensurately to such partial termination.  Service Provider will continue to provide reduced Services for the duration of the Master Services Agreement. Pro-rata Termination fee will be based on clause 6.1 of this schedule

4.6. Service Level Credits will be calculated quarterly and reported to Customer and any adjustments in the Fees will be made in the following month’s invoice.  The Grace Period for Service Levels Credits is the earlier of [*] days from the execution of the Companion Agreement for Israel or [*].

4.7. Service Provider represents and Customer acknowledges that Service Provider has represented that it is making substantial investments to transform the current business model for Customer. Broadly the investments made in Y1 are as follows (In USD Millions):

Sign –on amount	[*]
Transition	[*]
Addendum	[*]

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Retention	[*]
Severance	[*]
Total	[*]

5.0	Joint Go to Market Agreement

Service Provider agrees that its sales force will be engaged in marketing and selling Customer's product and services with the objective of generating [*] of sales over the initial three Contract Years comprised of [*] in Contract Year 1, [*] in Contract Year 2 and [*] in Contract Year 3.

6.0	Termination Fee

6.1. If Customer terminates the Master Service Agreement and a Termination Fee is required under the Master Service Agreement for such termination, Service Provider will invoice Customer and Customer will pay the Termination Fee for the Contract Year at which the termination becomes effective as set forth below.  (For example, the Termination Fee for a termination that becomes effective in the middle of Y2 would be [*]).

(In USD Millions)

Year	Y1	Y2	Y3	Y4	Y5	Y6
Fee	[*]	[*]	[*]	[*]	[*]	[*]

6.2. Termination Fee as per 6.1 on this schedule , and subject to clause 4 of this schedule, will be applicable for early termination of the contract or full/part spin-offs/sale of Customer that reduces Service volume, or business scale down as given in Section 4.5 without offset of additional work.

6.3. In addition to the Termination Fee, if Service Provider pays a retention bonus to the Israeli Transferred Personnel in accordance with Section 4.1.5, then Customer remains responsible for reimbursing Service Provider for such amount in accordance with Section 4.1.5.

7.      Responsibility matrix

Description	Responsibility
	Service Provider	Customer
Facilities for rebadged employees prior to migration to Service Provider facilities or otherwise as long as they are providing Services to Customer		P
Labs infrastructure and 3rd party SW, HW tools CAPEX and maintenance OPEX		P
Project Specific expenses including Customer prior - approved travel, shift allowance, overtime.		P

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Description	Responsibility
	Service Provider	Customer
Laptops and all other end-user equipment (including mobile phones, desktops, and IT support) for rebadged employees		P
Laptops and other end-user equipment (including mobile phones, desktops and IT support) for offshore or incremental resources (including 5.3 support)	P
Mobile contracts will be covered under opex	P
Upkeep/Refresh of laptops for rebadged employees and offshore or incremental resources	P
Travel and living expenses for any specific Customer requested travel		P
Offshore connectivity, utilizing ODC model, segregated facilities with site to site connectivity (short term connectivity to be covered by Customer VPN/other as possible)	P

It is assumed that rebadged / offshore resources in like quantities can utilize existing Customer software licenses, if not there will be a cost to Service Provider to acquire additional licenses. Such additional Customer specific licenses cost will be reimbursed by Customer.

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